EXHIBIT 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2320	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS THIRD QUARTER FISCAL 2024 RESULTS AND DECLARES QUARTERLY CASH DIVIDEND

Sales increased 18.7% sequentially reflecting improving business conditions.

Inventory decreased $4.0 million sequentially, reflecting focus on improving working capital levels.

LaFox, IL, APRIL 10, 2024: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its third quarter ended March 2, 2024. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

"The sequential increase in sales and profitability is encouraging, reflecting the benefits of our diversification strategies as well as our team’s focus on enhancing profitability and strengthening our balance sheet. Sales growth at GES is even more impressive, considering last year’s third quarter benefited from a large order to an EV rail customer. Overall, our net sales continue to reflect the cyclical nature of sales to semiconductor wafer fab customers that had an $11.5 million negative impact on sales during the quarter. As we navigate this period, the success of our GES business demonstrates the importance of our diversification strategies as well as our focus on providing more engineered solutions to our growing global customer base,” said Edward J. Richardson, Chairman, Chief Executive Officer, and President.

“Throughout fiscal 2024 we have focused on decreasing inventory levels to better align with expected demand across our markets after a period of inventory growth, caused by supply chain constraints over the past several years. I am pleased with the progress our global teams are making as this quarter marks the first time we’ve seen a decline in inventory in more than two years. Overall, we continue to pursue significant long-term growth strategies that take advantage of opportunities created by recent government stimulus programs as well as global energy transition trends. Over the near-term, recent customer discussions indicate expected demand growth in the semiconductor and GES markets. As a result, we anticipate sequential sales growth in our fiscal 2024 fourth quarter, as well as further improvements in profitability,” concluded Mr. Richardson.

Third Quarter Results

Net sales for the third quarter of fiscal 2024 decreased 25.6% to $52.4 million compared to net sales of $70.4 million in the prior year’s third quarter due to lower net sales in PMT and Canvys. PMT sales decreased $15.7 million from last year’s third quarter primarily due to lower sales of manufactured products for the Company’s semiconductor wafer fabrication equipment customers. GES sales increased $0.1 million from last year’s third quarter, which included a large sale of EV locomotive battery modules that did not recur in fiscal 2024. Canvys sales decreased by $3.1 million, primarily due to short-term customer pushouts in North America. Richardson Healthcare sales increased $0.7 million from the third quarter of fiscal 2023 as higher CT tube and parts demand offset lower system sales.

Backlog totaled $147.7 million at the end of the third quarter of fiscal 2024 versus $150.7 million at the end of the second quarter of fiscal 2024. The sequential decline was in PMT and Canvys. GES backlog of $36.8 million increased from the second quarter of fiscal 2024 by $1.1 million.

Gross margin was 29.5% of net sales during the third quarter of fiscal 2024, compared to 31.8% during the third quarter of fiscal 2023. Without the under absorption of the Company’s manufacturing facility, management estimates that the Company’s consolidated gross margin for the fiscal 2024 third quarter would have been 31.0%. PMT gross margin decreased to 28.3% from 32.9% due to product mix and $0.8 million of manufacturing under absorption. GES’ gross margin increased to 26.6% from 25.7% due to product mix. Healthcare gross margin increased to 41.6% in the third quarter of fiscal 2024 compared to 39.8% in the prior year’s third quarter as a result of an improved product mix. Canvys’ gross margin increased to 34.4% from 32.0% because of product mix.

Operating expenses were $14.4 million compared to $14.8 million in the third quarter of fiscal 2023. The decrease in operating expenses resulted from lower incentive expenses, partially offset by higher R&D expenses in support of the Company’s growth initiatives.

The Company reported an operating income of $1.0 million for the third quarter of fiscal 2024 compared to operating income of $7.6 million in the prior year’s third quarter. Other expense for the third quarter of fiscal 2024, including interest income and foreign exchange, was less than $0.1 million, compared to other income of $0.4 million in the third quarter of fiscal 2023.

Income tax provision was $0.2 million or a 23.4% effective tax rate versus an income tax provision of $1.7 million or a 20.7% effective tax rate in the prior year’s third quarter.

Net income for the third quarter of fiscal 2024 was $0.8 million, or $0.05 per diluted share, compared to net income of $6.3 million, or $0.44 per diluted share in the third quarter of fiscal 2023.

Cash and investments were $18.9 million as of March 2, 2024, versus $22.8 million at December 2, 2023. The use of cash during the third quarter of fiscal 2024 primarily resulted from a $5.3 million increase in accounts receivable, a $4.1 million decrease in accounts payable, and $0.4 million of capital expenditures related to the Company’s IT system, partially offset by a $4.0 million decrease in inventory.

Financial Summary for the Nine Months Ended March 2, 2024

•
Net sales for the first nine months of fiscal 2024 were $149.1 million, compared to net sales of $203.8 million during the first nine months of fiscal 2023. Sales decreased by $34.6 million or 26.0% for PMT, $13.7 million or 42.6% for GES, $6.4 million or 21.2% for Canvys and less than $0.1 million or 0.3% for Richardson Healthcare.
•
Gross profit decreased to $45.2 million during the first nine months of fiscal 2024, compared to $67.3 million during the first nine months of fiscal 2023. As a percentage of net sales, gross margin decreased to 30.3% of net sales during the first nine months of fiscal 2024, compared to 33.0% of net sales during the first nine months of fiscal 2023, primarily because of product mix and manufacturing under absorption in PMT, product mix in GES, as well as increased scrap expense and manufacturing under absorption in Healthcare, partially offset by a favorable product mix and lower freight costs in Canvys.
•
Operating expenses increased 2.3% to $44.7 million for the first nine months of fiscal 2024, compared to $43.7 million for the first nine months of fiscal 2023. The increase in operating expenses resulted from higher salaries and R&D expenses, partially offset by lower incentive expense.
•
Operating income during the first nine months of fiscal 2024 was $0.5 million, compared to operating income of $23.6 million during the first nine months of fiscal 2023.
•
Other expense for the first nine months of fiscal 2024, including interest income and foreign exchange, was $0.2 million, as compared to other expense of $0.1 million in the first nine months of fiscal 2023.
•
The income tax provision was $0.1 million or an effective tax rate of 39.2% for the first nine months of fiscal 2024 compared to an income tax provision of $5.3 million or an effective tax rate of 22.5% during the first nine months of fiscal 2023.
•
Net income for the first nine months of fiscal 2024 was $0.2 million, or $0.01 per diluted share versus net income of $18.2 million, or $1.27 per diluted share during the first nine months of fiscal 2023.

CASH DIVIDEND DECLARED

The Board of Directors of Richardson Electronics declared a $0.06 quarterly cash dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on May 29, 2024, to common stockholders of record as of May 10, 2024.

CONFERENCE CALL INFORMATION

The Company will host a conference call on Thursday, April 11, 2024, at 9:00 a.m. Central Time, to discuss its third quarter fiscal 2024 results. A question-and-answer session will be included as part of the call’s agenda.

Participant Instructions

Participants may register for the call here. While not required, it is recommended participants join 10 minutes prior to the start of the call. A replay of the call will be available beginning at 1:00 p.m. Central Time on April 11, 2024, for seven days. Registration instructions are also on our website at www.rell.com.

In addition, the webcast link is available here.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on July 31, 2023, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global manufacturer of engineered solutions, green energy products, power grid and microwave tubes, and related consumables; power conversion and RF and microwave components including green energy solutions; high-value replacement parts, tubes, and service training for diagnostic imaging equipment; and customized display solutions. Nearly 55% of our products are manufactured in LaFox, Illinois, Marlborough, Massachusetts, or Donaueschingen, Germany, or by one of our manufacturing partners throughout the world. All our partners manufacture to our strict specifications and per our supplier code of conduct. We serve customers in the alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific, and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited	Audited
	March 2, 2024	May 27, 2023
Assets
Current assets:
Cash and cash equivalents	$18,880	$24,981
Accounts receivable, less allowance of $233 and $191, respectively	29,131	30,067
Inventories, net	112,635	110,402
Prepaid expenses and other assets	2,741	2,633
Total current assets	163,387	168,083
Non-current assets:
Property, plant and equipment, net	20,723	20,823
Intangible assets, net	1,704	1,892
Right of use lease asset	3,120	2,457
Deferred income taxes	4,471	4,526
Other non-current assets	200	267
Total non-current assets	30,218	29,965
Total assets	$193,605	$198,048
Liabilities
Current liabilities:
Accounts payable	$18,393	$23,535
Accrued liabilities	12,660	12,026
Lease liability current	1,234	1,028
Total current liabilities	32,287	36,589
Non-current liabilities:
Non-current deferred income tax liabilities	96	98
Lease liability non-current	1,886	1,429
Other non-current liabilities	715	612
Total non-current liabilities	2,697	2,139
Total liabilities	34,984	38,728
Stockholders’ Equity
Common stock, $0.05 par value; 12,227 shares issued and outstanding on March 2, 2024 and 12,140 shares issued and outstanding on May 27, 2023	611	607
Class B common stock, convertible, $0.05 par value; 2,052 shares issued and outstanding on March 2, 2024 and 2,052 shares issued and outstanding on May 27, 2023	103	103
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in-capital	72,215	70,951
Retained earnings	84,692	87,044
Accumulated other comprehensive income	1,000	615
Total stockholders' equity	158,621	159,320
Total liabilities and stockholders’ equity	$193,605	$198,048

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	March 2, 2024	February 25, 2023	March 2, 2024	February 25, 2023
Net sales	$52,375	$70,364	$149,086	$203,826
Cost of sales	36,939	47,959	103,844	136,543
Gross profit	15,436	22,405	45,242	67,283
Selling, general and administrative expenses	14,430	14,779	44,710	43,704
Loss (gain) on disposal of assets	—	13	70	(12)
Operating income	1,006	7,613	462	23,591
Other expense (income):
Investment/interest income	(67)	(76)	(224)	(179)
Foreign exchange loss (gain)	101	(292)	347	305
Other, net	(7)	(14)	43	(29)
Total other expense (income)	27	(382)	166	97
Income before income taxes	979	7,995	296	23,494
Income tax provision	229	1,655	116	5,281
Net income	750	6,340	180	18,213
Foreign currency translation (loss) gain, net of tax	(205)	629	385	(710)
Comprehensive income	$545	$6,969	$565	$17,503

Net income per share:
Common shares - Basic	$0.05	$0.46	$0.01	$1.33
Class B common shares - Basic	0.05	0.41	0.01	1.19
Common shares - Diluted	0.05	0.44	0.01	1.27
Class B common shares - Diluted	0.05	0.40	0.01	1.15

Weighted average number of shares:
Common shares – Basic	12,227	12,047	12,208	11,893
Class B common shares – Basic	2,052	2,052	2,052	2,053
Common shares – Diluted	12,445	12,666	12,480	12,524
Class B common shares – Diluted	2,052	2,052	2,052	2,053

Dividends per share:
Common share	$0.060	$0.060	$0.180	$0.180
Class B common share	0.054	0.054	0.162	0.162

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended		Nine Months Ended
	March 2, 2024	February 25, 2023	March 2, 2024	February 25, 2023
Operating activities:
Net income	$750	$6,340	$180	$18,213
Adjustments to reconcile net income to cash used in operating activities:
Depreciation and amortization	1,104	912	3,218	2,688
Inventory provisions	173	115	450	310
Share-based compensation expense	279	206	1,045	730
Loss (gain) on disposal of assets	—	13	70	(12)
Deferred income taxes	(4)	(1)	42	27
Change in assets and liabilities:
Accounts receivable	(5,254)	(7,189)	998	(12,694)
Inventories	3,974	(3,638)	(2,246)	(21,764)
Prepaid expenses and other assets	151	(153)	(58)	(578)
Accounts payable	(4,072)	(12)	(5,204)	784
Accrued liabilities	247	(661)	625	486
Other	121	(192)	164	397
Net cash used in operating activities	(2,531)	(4,260)	(716)	(11,413)
Investing activities:
Capital expenditures	(401)	(2,230)	(3,057)	(4,973)
Proceeds from maturity of investments	—	5,000	—	5,000
Proceeds from sale of property, plant & equipment	—	—	—	193
Net cash (used in) provided by investing activities	(401)	2,770	(3,057)	220
Financing activities:
Proceeds from issuance of common stock	—	511	342	3,413
Cash dividends paid on Common and Class B Common shares	(844)	(834)	(2,532)	(2,484)
Proceeds from short-term borrowing	3,744	—	3,744	—
Repayment of short-term borrowing	(3,744)	—	(3,744)	—
Other	—	—	(119)	(69)
Net cash (used in) provided by financing activities	(844)	(323)	(2,309)	860
Effect of exchange rate changes on cash and cash equivalents	(113)	352	(19)	(517)
Decrease in cash and cash equivalents	(3,889)	(1,461)	(6,101)	(10,850)
Cash and cash equivalents at beginning of period	22,769	26,106	24,981	35,495
Cash and cash equivalents at end of period	$18,880	$24,645	$18,880	$24,645

Richardson Electronics, Ltd.

Unaudited Net Sales and Gross Profit

For the Third Quarter and First Nine Months of Fiscal 2024 and 2023

($ in thousands)

By Strategic Business Unit

Net Sales	Three Months Ended		FY24 vs. FY23
	March 2, 2024	February 25, 2023	% Change
PMT	$31,163	$46,822	-33.4%
GES	11,531	11,471	0.5%
Canvys	6,590	9,685	-32.0%
Healthcare	3,091	2,386	29.5%
Total	$52,375	$70,364	-25.6%

	Nine Months Ended		FY24 vs. FY23
	March 2, 2024	February 25, 2023	% Change
PMT	$98,199	$132,761	-26.0%
GES	18,534	32,275	-42.6%
Canvys	23,770	30,177	-21.2%
Healthcare	8,583	8,613	-0.3%
Total	$149,086	$203,826	-26.9%

Gross Profit	Three Months Ended
	March 2, 2024	% of Net Sales	February 25, 2023	% of Net Sales
PMT	$8,815	28.3%	$15,404	32.9%
GES	3,070	26.6%	2,948	25.7%
Canvys	2,265	34.4%	3,103	32.0%
Healthcare	1,286	41.6%	950	39.8%
Total	$15,436	29.5%	$22,405	31.8%

	Nine Months Ended
	March 2, 2024	% of Net Sales	February 25, 2023	% of Net Sales
PMT	$29,231	29.8%	$44,950	33.9%
GES	5,411	29.2%	10,132	31.4%
Canvys	8,070	34.0%	9,364	31.0%
Healthcare	2,530	29.5%	2,837	32.9%
Total	$45,242	30.3%	$67,283	33.0%